UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2009

MYRIAD PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34275	26-3996918
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

320 Wakara Way

Salt Lake City, UT 84108

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (801) 214-7800

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

Agreement and Plan of Merger/Escrow Agreement

On December 18, 2009, Myriad Pharmaceuticals, Inc. (“MPI”) and MPI Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of MPI (“MPI Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Javelin Pharmaceuticals, Inc. (“Javelin”), and a representative of the stockholders of Javelin (the “Stockholder Representative”), pursuant to which MPI Merger Sub will be merged with and into Javelin (the “Merger”), with Javelin continuing after the Merger as the surviving corporation and a wholly owned subsidiary of MPI.

Subject to the terms of the Merger Agreement, at the effective time of the Merger, each share of Javelin common stock outstanding immediately prior to the Merger will be converted into the right to receive 0.2820 shares of MPI common stock, such that following the Merger, the pre-Merger stockholders of Javelin will own approximately 41% of the combined company.

Pursuant to the terms of the Merger Agreement, additional shares of MPI common stock that may in the future be issued to the pre-Merger Javelin stockholders, will be issued and held in escrow pursuant to the terms of an Escrow Agreement, by and among MPI, the Escrow Agent and the Stockholder Representative, to be entered into at or prior to the effective time of the Merger (the “Escrow Agreement”). Subject to the terms of the Merger Agreement and the Escrow Agreement, based on the timing of the approval by the U.S. Food and Drug Administration (the “FDA”) of Javelin’s NDA-submitted drug candidate, Dyloject, the pre-Merger Javelin stockholders shall receive additional shares of MPI common stock as follows:

•

if FDA approval of Dyloject is received on or prior to June 30, 2010, the pre-merger Javelin stockholders shall receive an additional 0.0491 shares of MPI common stock for every share of Javelin common stock owned immediately prior to the merger;

•

if FDA approval of Dyloject is received after June 30, 2010 but on or prior to January 31, 2011, the pre-merger Javelin stockholders shall receive an additional 0.0246 shares of MPI common stock for every share of Javelin common stock owned immediately prior to the merger; and

•

if FDA approval of Dyloject is received after January 31, 2011 but on or prior to June 30, 2011, the pre-merger Javelin stockholders shall receive an additional 0.0123 shares of MPI common stock for every share of Javelin common stock owned immediately prior to the merger.

The Merger Agreement contains a customary “no-solicitation” covenant pursuant to which Javelin is not permitted to solicit any alternative acquisition proposals, provide any information to any person in connection with any alternative acquisition proposal, participate in any discussions or negotiations relating to any alternative acquisition proposal, approve, endorse or recommend any alternative acquisition proposal, or enter into any agreement relating to any alternative acquisition proposal. The “no-solicitation” provision is subject to certain exceptions that permit the Board of Directors of Javelin to comply with its fiduciary duties, which, under certain circumstances, would enable Javelin to provide information to, and engage in discussions or negotiations with, third parties with respect to alternative acquisition proposals.

The Merger Agreement provides each of MPI and Javelin with specified termination rights. If the Merger Agreement is terminated under certain circumstances as specified in the Merger Agreement, MPI or Javelin, as the case may be, will be required to pay the other a termination fee of $2.9 million and/or stipulated expenses of $1.5 million.

MPI and Javelin currently expect to complete the Merger in the first quarter of 2010. MPI’s and Javelin’s obligations to consummate the Merger are subject to the satisfaction or waiver of customary closing conditions, including, among others, obtaining the requisite approvals of the stockholders of both MPI and Javelin.

The Board of Directors of the combined company will consist of the members of the MPI Board plus two members of the Javelin Board to be designated by a majority of Javelin’s Board. The proposed management team of the combined company will consist of the management of MPI.

The Boards of Directors of MPI and Javelin have each unanimously approved the Merger Agreement and the related transactions, and have adopted resolutions recommending the requisite stockholder approvals for consummation of the Merger. MPI and Javelin will each hold a stockholders’ meeting to submit these matters to their respective stockholders for their consideration. In connection with the Merger, MPI intends to file with the SEC a registration statement on Form S-4, which will include a joint proxy statement/prospectus of MPI and Javelin.

The foregoing description of the Merger, the Merger Agreement and the Escrow Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement and form of Escrow Agreement, which are filed as Exhibits 2.1, and 10.1, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

The Merger Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about MPI. The Merger Agreement contains representations, warranties and covenants that MPI and Javelin made to each other as of specific dates. The assertions embodied in those representations, warranties and covenants were made solely for purposes of the Merger Agreement between MPI and Javelin and may be subject to important qualifications and limitations agreed to by MPI and Javelin in connection with negotiating its terms, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement. Moreover, the representations and warranties may be subject to a contractual standard of materiality that may be different from what may be viewed as material to investors or security holders, or may have been used for the purpose of allocating risk between MPI and Javelin rather than establishing matters as facts. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures. For the foregoing reasons, no person should rely on the representations and warranties as statements of factual information at the time they were made or otherwise.

Voting Agreements

Concurrently and in connection with the execution of the Merger Agreement, all of Javelin’s directors and executive officers entered into a voting agreement with MPI and Javelin (the “Javelin Stockholder Voting Agreement”), pursuant to which each such stockholder agreed to vote their shares of Javelin common stock in favor of adoption and approval of the Merger Agreement and all other transactions contemplated by the Merger Agreement and any matter necessary for consummation of the Merger as to which Javelin stockholders are called upon to vote in favor of or consent to and against any alternative acquisition proposal.

In addition, all of MPI’s directors and executive officers entered into a voting agreement with Javelin and MPI (the “MPI Stockholder Voting Agreement”), pursuant to which each such stockholder agreed to vote their shares of MPI common stock in favor of the issuance of shares of MPI common stock pursuant to the Merger Agreement and all other transactions contemplated by the Merger Agreement and any matter necessary for consummation of the Merger as to which MPI stockholders are called upon to vote in favor of or consent to.

The foregoing descriptions of the Javelin Stockholder Voting Agreement and the MPI Stockholder Voting Agreement do not purport to be complete and are qualified in their entirety by reference to the form of Javelin Stockholder Voting Agreement and the form of MPI Stockholder Voting Agreement, which are filed as Exhibits 10.2, and 10.3, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Loan and Security Agreement

Concurrently and in connection with the execution of the Merger Agreement, MPI, Javelin and Innovative Drug Delivery Systems, Inc., a Delaware corporation and a wholly owned subsidiary of Javelin (“IDDS”), entered into a Loan and Security Agreement (the “Loan Agreement”), pursuant to which MPI will loan Javelin up to $6.0 million to fund Javelin’s operations prior to the closing of the Merger. Under the terms of the Loan Agreement, subject to certain conditions, Javelin may require MPI to loan it funds in an amount not to exceed $2.0 million per month. Any funds advanced under the Loan Agreement accrue interest at a rate equal to 10% per annum and are secured by a first priority security interest on all of the assets of Javelin and IDDS, including intellectual property. The principal amount of any loans, all accrued interest thereon and all other amounts due under the Loan Agreement are to be repaid in full on the first to occur of (i) the closing of the Merger or (ii) within two business days or ninety days following the termination of the Merger Agreement, depending on the circumstances of such termination. Javelin may prepay any loans in whole or in part without premium or penalty.

The foregoing description of the Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the Loan Agreement, which is filed as Exhibit 10.4 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01 Other Events.

On December 18, 2009, MPI and Javelin issued a joint press release announcing, among other things, the execution of the Merger Agreement. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	The following exhibits are filed with this report:

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of December 18, 2009, by and among Myriad Pharmaceuticals, Inc., MPI Merger Sub, Inc., Javelin Pharmaceuticals, Inc., and the Stockholder Representative.*

10.1	Form of Escrow Agreement by and among Myriad Pharmaceuticals, Inc., the Escrow Agent, and the Stockholder Representative, to be entered into at or prior to consummation of the Merger.

10.2	Form of Javelin Stockholder Voting Agreement and a schedule of signatories thereto.

10.3	Form of MPI Stockholder Voting Agreement and a schedule of signatories thereto.

10.4	Loan and Security Agreement, dated as of December 18, 2009, by and among Myriad Pharmaceuticals, Inc., Javelin Pharmaceuticals, Inc., and Innovative Drug Delivery Systems, Inc.

99.1	Joint Press Release issued on December 18, 2009.

*	The schedules and certain exhibits to the Agreement and Plan of Merger have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. MPI will furnish copies of any of such exhibit or schedules to the SEC upon request.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

In connection with the proposed Merger, MPI intends to file with the SEC a registration statement on Form S-4, which will include a joint proxy statement/prospectus of MPI and Javelin and other relevant materials in connection with the proposed Merger, and each of MPI and Javelin intend to file with the SEC other documents regarding the proposed Merger. The final joint proxy statement/prospectus will be mailed to the stockholders of MPI and Javelin. INVESTORS AND SECURITY HOLDERS OF MPI AND JAVELIN ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND THE OTHER RELEVANT MATERIAL CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MPI, JAVELIN AND THE PROPOSED MERGER.

The joint proxy statement/prospectus and other relevant materials (when they become available), and any and all documents filed with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by MPI by directing a written request to Myriad Pharmaceuticals, Inc., 320 Wakara Way, Salt Lake City, Utah 84108, Attention: Investor Relations, and by Javelin by directing a written request to Javelin Pharmaceuticals, Inc., 125 CambridgePark Drive, Cambridge, MA 02140, Attention: Investor Relations.

MPI, Javelin and their respective executive officers and directors and other persons may be deemed to be participants in the solicitation of proxies from the stockholders of MPI and Javelin in connection with the proposed Merger. Information about the executive officers and directors of MPI and their ownership of MPI common stock is set forth in MPI’s annual report on Form 10-K for the year ended June 30, 2009, filed with the SEC on September 28, 2009. Information regarding Javelin’s directors and executive officers is available in its annual report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 12, 2009, and the proxy statement for Javelin’s 2009 annual meeting of stockholders, filed with the SEC on April 30, 2009. Certain directors and executive officers of Javelin may have direct or indirect interests in the Merger due to securities holdings, pre-existing or future indemnification arrangements and rights to severance payments if their employment is terminated prior to or following the Merger. If and to the extent that any of the MPI or Javelin participants will receive any additional benefits in connection with the

Merger, the details of those benefits will be described in the joint proxy statement/prospectus relating to the Merger. Investors and security holders may obtain additional information regarding the direct and indirect interests of MPI, Javelin and their respective executive officers and directors in the Merger by reading the joint proxy statement/prospectus regarding the Merger when it becomes available.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MYRIAD PHARMACEUTICALS, INC.

Dated: December 18, 2009	/s/ Adrian N. Hobden
Adrian N. Hobden, Ph.D.
President and Chief Executive Officer

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